Exhibit 99.1

CAMAC Energy Announces First Quarter 2014 Results

Provides Operational Update on its West and East Africa Operations

HOUSTON, Texas – May 8, 2014 - CAMAC Energy Inc. (“CAMAC Energy”) (NYSE MKT: CAK) announced today financial and operating results for the first quarter of 2014.

Highlights for the quarter ended March 31, 2014 include:

•	Secured the Northern Offshore Energy Searcher drillship for up to two years in West Africa

•	Secured the FPSO Armada Perdana for up to seven years offshore Nigeria

•	Closed the $270 million equity investment from the Public Investment Corporation (SOC) Limited (“PIC”)

•	Closed the acquisition of the remaining economic interests in OML 120 and 121 from Allied Energy Plc

•	Signed a Petroleum Agreement with the Government of Ghana for the Expanded Shallow Water Tano Block

•	Commenced a secondary listing on the Johannesburg Stock Exchange under the ticker symbol CME

Nigeria

The Northern Offshore Energy Searcher drillship arrived in Nigeria this week. After taking on personnel, equipment and supplies, the rig will move to the Oyo Field, where it is expected to commence drilling operations on the Oyo-8 well in mid-May, with first production expected in October. The drilling rig will then move to complete and hook-up Oyo-7, with first production from Oyo-7 expected before year-end. Both wells are on schedule to commence production this year, enabling CAMAC Energy to exit 2014 at an estimated production rate of 14,000 barrels of oil per day.

Ghana

CAMAC Energy has signed a Petroleum Agreement with the Government of Ghana covering the Expanded Shallow Water Tano (ESWT) block located in the Tano Basin offshore Ghana, about 15-35 km off the coast of Ghana.

The ESWT block size is 1,508 square kilometers (370,000 acres) in water depths ranging from 55 meters to 116 meters (180 feet to 380 feet) and contains three discovered fields: Tano North, Tano West and Tano South. Significant quantities of oil and gas have been discovered in these fields, and drill stem tests carried out also established producibility of the reservoirs. The agreement requires that the partners evaluate the feasibility of economic development of the discovered fields over the next 9 months. A leading worldwide independent petroleum consulting firm has been identified to assist with the evaluation. Activities will include evaluating existing 3D seismic data, and geological and well data.

CAMAC Energy Ghana Limited, an indirect 50%-owned subsidiary of the company, is the operator of the ESWT block with a 60% participating interest. GNPC Exploration Company Limited holds a 25% participating interest and Base Energy Ghana, Ltd., an indigenous Ghanaian company, holds a 15% participating interest. Ghana National Petroleum Company (“GNPC”) will initially have a 10% carried interest and have the right to acquire an additional paying interest of up to 10% following a declaration of commerciality.

Kenya

Exploration activities are continuing in the Lamu Basin on Blocks L1B and L16 onshore, and on Blocks L27 and L28 offshore.

L1B/L16 Onshore

•	Completed a Gravity and Magnetic Survey in 2013

•	Completed an Environmental and Social Impact Assessment Study in February 2014

•	Submitted “Invitation to Tender” requests to seismic companies that are active in the region. Final bids are due early May 2014

Work is focused on drilling two exploration wells in 2015/2016: one in Block L1B, and one in Block L16.

Current activities onshore Block L1B are targeting net unrisked prospective resources of 900 MMBO from five leads.

L27/L28 Offshore

•	Completed the acquisition of multi-client 2D seismic in March 2014, and processing is currently underway by WesternGeco, a Schlumberger company

•	Presently building a dataset for a Geological and Geophysical Study

•	Results from the 2D interpretation will be used to outline the location for a 3D seismic acquisition in 2014/2015

•	3D seismic will then be processed to interpret the geologic framework

Evaluations are being directed towards drilling one exploration well in either Block L27 or Block L28 in 2016/2017.

Gambia

Further frontier exploration activities are also continuing offshore Gambia on Blocks A2 and A5. For 2014, CAMAC Energy is reprocessing existing 2D seismic, and a regional geologic study and possible 3D seismic survey are also planned.

The first offshore exploration well in Gambia is currently anticipated to be drilled in 2016.

Results of Operations

For the first quarter of 2014, revenues were $19.9 million, on net daily production of 1,700 barrels of oil, net of royalties. Revenue on a per barrel basis was $109.11. CAMAC Energy reported a net loss of $4.6 million for the first quarter of 2014, or $0.01 per basic and diluted share. Current cash on hand is approximately $70 million.

Conference Call

CAMAC Energy will host a conference call today at 10:00 a.m. Central time (11:00 a.m. Eastern time) to discuss first quarter 2014 results. To access the conference call, please dial 1-877-317-6789 approximately 15 minutes before the scheduled conference call time. Callers outside the United States should dial 1-412-317-6789.

To access the live audio webcast, please visit the investors section of the company’s website at www.camacenergy.com.

About CAMAC Energy

CAMAC Energy is an independent oil and gas exploration and production company focused on energy resources in Africa. Its asset portfolio consists of nine production and exploration licenses across four countries covering an area of 43,000 square kilometers (approximately 10 million acres), including existing production and other projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and Gambia, and onshore Kenya. CAMAC Energy is headquartered in Houston, Texas, and is listed on the New York Stock Exchange under the ticker symbol CAK, and on the Johannesburg Stock Exchange under the ticker symbol CME. For more information, please visit www.camacenergy.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company’s actual results could differ materially from those anticipated in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully drill, complete, test and produce the wells and prospects identified in this release and risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source: CAMAC Energy Inc.

Chris Heath

Director, Corporate Finance and Investor Relations

+1 713-797-2945

chris.heath@camacenergy.com